EXHIBIT 10.3

DESCRIPTION OF THE

LEGGETT & PLATT, INCORPORATED

KEY MANAGEMENT INCENTIVE PLAN

The Key Management Incentive Plan (“Plan”) provides cash awards to key employees of the Company based on the Company’s operating results for the prior year. Awards are calculated based on Return on Net Assets, using either the Corporate Formula or the Profit Center Formula, depending on the type of participant.

Return on Net Assets (“RONA”), as defined by the Plan, is Leggett’s return for the year on its net assets. Certain adjustments are made to Earnings Before Interest and Taxes (EBIT) and net asset amounts reported in the Company’s Consolidated Financial Statements to determine Plan RONA. “Return” is equal to EBIT with addbacks for Management Incentive Bonus and Additional Stock Match. “Net Assets” are total assets with the following adjustments: (i) deduction of cash and current liabilities, (ii) deduction or addback of accumulated other comprehensive income (deduction if positive, addback if negative) reported in shareholder’s equity section of the balance sheet, and (iii) quarterly averaging of all calculations. Acquisitions are excluded from bonus calculations during the first two years after the acquisition date.

Award Formula for Corporate Participants

Corporate awards made under the Plan are based on the Company’s overall financial performance during the previous year. The award for corporate participants is made up of the following:

Corporate Portion	90% of total award
Discretionary Portion	10% of total award

The Corporate Portion is based on three factors: (1) a participant’s Salary on the last day of the year, (2) a participant’s Incentive Percentage assigned by management, and (3) the Corporate Payout Percentage. The Discretionary Portion is based on a manager’s evaluation of the participant’s performance during the year. When the Company achieves at least 11% RONA in a calendar year, the corporate Payout Percentage will begin at 35% and will follow the schedule below. Payout Percentages for returns that fall between whole RONA percentage points are adjusted proportionately. No awards are payable for a year when RONA falls below 11%. The total incentive payout will be limited to 4% of EBIT.

The award is calculated by multiplying a participant’s Salary, his Incentive Percentage, and the Payout Percentage. For example, assume a participant’s Salary is $300,000, his Incentive Percentage is 50% and the company achieved a 15% RONA for an 85% Payout Percentage. The participant’s award would be $127,500 ($300,000 x 50% x 85%). Of this $127,500, the Corporate Portion is 90%, or $114,750, and the Discretionary Portion is 10%, or $12,750. The Discretionary Portion may be less than $12,750, depending on the manager’s evaluation of the participant’s performance during the year.

CORPORATE PARTICIPANT PAYOUT SCHEDULE
RONA	Payout %
8%	0%
9%	0%
10%	0%
11%	35%
12%	45%
13%	55%
14%	65%
15%	85%
16%	105%
17%	125%
18%	145%
19%	165%
20%	185%

Award Formula for Profit Center Participants

Profit Center awards are based on the budget achievement of a particular group of operating locations as well as the Company’s overall financial performance during the previous year. The award for profit center participants is made up of the following:

Profit Center Portion	75% of total award
Corporate and Discretionary Portion	25% of total award

Each profit center has budgeted operating income for the year. The Profit Center Portion of the award is based on the profit center’s achievement of that budget. The table below is used to determine the payout. The highlighted part of this table, for example, shows that participants in a profit center that achieves 90% of budget would have an 80% Profit Center Payout Percentage. The Profit Center Portion of the award is calculated by multiplying a participant’s Salary, his Incentive Percentage, and this Payout Percentage by 75%. Accordingly, for a participant with a $300,000 Salary and a 50% Incentive Percentage, the Profit Center Portion of the award would be $90,000 ($300,000 x 50% x 80% x 75%).

The Corporate and Discretionary Portion of the award is calculated as explained above under the Award Formula for Corporate Participants section, with a Corporate Payout Percentage based on the Company’s RONA. Assuming the Company achieved a 15% RONA for an 85% Payout Percentage, the maximum Corporate and Discretionary Portion would be $31,875 ($300,000 x 50% x 85% x 25%). 10% of this amount, or $3,188, would be discretionary based on the manager’s evaluation of the participant’s performance during the year.

Thus, assuming a full discretionary portion, the total award for this Profit Center Participant would be $121,875 ($90,000 + $31,875).

PROFIT CENTER TABLE
Budget % Achieved	Pays This %	Budget % Achieved	Pays This %
<62.5%	0%	81%	62%
62.5%	25%	82%	64%
63%	26%	83%	66%
64%	28%	84%	68%
65%	30%	85%	70%
66%	32%	86%	72%
67%	34%	87%	74%
68%	36%	88%	76%
69%	38%	89%	78%
70%	40%	90%	80%
71%	42%	91%	82%
72%	44%	92%	84%
73%	46%	93%	86%
74%	48%	94%	88%
75%	50%	95%	90%
76%	52%	96%	92%
77%	54%	97%	94%
78%	56%	98%	96%
79%	58%	99%	98%
80%	60%	>100%	100%